Exhibit 19.1

Policy Number: I-A-045
Version 8.1

Personal Securities Trading Policy

1.Summary
Personal trading investments can lead to actual or perceived conflicts of interest which can undermine the integrity of the actions of The Bank of New York Corporation, its subsidiaries and affiliates that are majority owned (the “Firm”).
The Firm is subject to various laws and/or regulations governing the personal trading of Securities/Financial Instruments (as defined in Section 7.1 of this Policy and collectively referenced as “securities”). The Firm has established limitations on personal trading so that employees’ personal securities investments are conducted in compliance with the applicable rules and regulations and are free from actual or perceived conflicts of interest.
2.Purpose
The Personal Securities Trading Policy (this "Policy") sets out the global minimum obligations and restrictions related to personal securities transactions for all employees, including requirements and prohibitions related to the following:
•Avoidance of conflicts of interest
•Market Abuse1
•Trading in Firm securities
•Trading in Non-Firm securities
•Initial Public Offerings
•Private Placements
•Firm-affiliated Volcker Covered Funds
1 Market Abuse includes insider dealing, market manipulation or unlawful disclosure of inside information.

Personal Securities Trading Policy
Policy Number: I-A-045
•Excessive Trading2
This Policy also articulates additional requirements and restrictions for Monitored Employees who are likely to receive Firm or client information as normal course of business in their roles. These additional responsibilities include, but are not limited to, the following:
•Filing of reports via the Star Compliance System (Star), the Firm’s electronic personal trading monitoring system
•Providing duplicate statements and trade confirmations directly to the Firm
•Preclearance prior to trading
•Prohibition on short term trading
3.Applicability/Scope
This Policy applies to all employees of the Firm when trading in securities unless such securities are listed as “Exempt” under Section 7.1. Where indicated, this Policy may also apply to “Indirect Accounts,” as defined in Section 7.1 of this Policy.
An employee is defined as a Director (excluding non-employees), Officer, Agent, Temporary Worker, Contractor, Intern or any other person who works for and contracted with the Firm, regardless of their duration of employment or contract.
The Firm may, from time to time, designate additional persons that may from time to time have access to MNPI as being subject to this Policy.
Where business/country-specific requirements are more stringent than those set out within this Policy, the business or country-specific rules prevail and you must also comply with such rules.
4.Provisions of the Policy
4.1Principal Requirements for all Employees
Failure to comply with any requirement in this Policy may subject you to discipline, up to and including termination of employment and referral to law enforcement, when required.
4.1.1Avoidance of Conflicts of Interest
You must not put your own interests ahead of the Firm and its clients. You must, comply with all applicable legal requirements, securities laws and the I-A-010: Code of Conduct. Employees must treat all Firm and client information as confidential. Refer to the Firm’s Code of Conduct for additional guidance. You are prohibited from placing transactions in securities if this would create, or could reasonably be perceived to create a conflict of interest between you and your clients, the Firm's clients, or the Firm. In accordance with securities and/or Market Abuse laws, you are prohibited from engaging in insider trading, trading while in possession of Material Non-Public Information (MNPI) (as defined in Section 7.1 of this Policy), Front Running (as defined in Section 7.1 of this Policy) or any other potential market manipulative trading activity.
If you possess MNPI or have knowledge about client holdings, transactions, or recommendations, you must not, directly or indirectly (see definition of Indirect Ownership in Section 7.1 of this Policy):
•Engage or attempt to engage in trading on the basis of such information
•Recommend that another person engages in dealing or induce another person to engage in trading on the basis of the information; or
•Unlawfully disclose the information (Tipping)
2 The Firm reserves the right to limit trading in employee account(s) if deemed excessive. Excessive trading is defined as 20 or more trades in a calendar month. Excessive trading will be reported to the employee’s manager, business compliance officer and where warranted, People Services, as part of the Consequence Management Framework.

Personal Securities Trading Policy
Policy Number: I-A-045

In accordance with securities regulations, these prohibitions also apply to former employees, who must refrain from trading in any securities, Tipping or recommending that another person do the same, while in possession of MNPI.

4.1.2Trading in BNY Securities
If you invest or trade in Firm securities, you must be aware of your responsibilities and be sensitive to even the appearance of impropriety. The following prohibitions apply to all transactions in the Firm’s publicly traded securities, whether owned directly (i.e., in your name) or indirectly (see definition of Indirect Ownership in Section 7.1 of this Policy). The following activities are prohibited:
•Short Sales
•Short-Term Trading: Defined as purchasing and selling, or selling and purchasing Firm securities within any 60 calendar day period. If you engage in short-term trading, you will be required to disgorge profits as determined by the Securities Trading Conduct group. This includes transactions in the Firm related employee benefit plans such as the BNY 401(k).
•Margin Transactions: However, you may use Firm securities to collateralize full-recourse loans for non-securities purposes or for the acquisition of securities other than those issued by the Firm.
•Option Transactions: Defined as any derivative transaction involving or having its value based upon any securities issued by the Firm, including the buying and writing of over-the-counter and exchange traded options.
•Major Firm Events: Non-publicly announced events of which you have knowledge (prohibition will expire 24 hours after a public announcement is made).

The Firm will comply with insider trading laws in connection with trades in its own securities.
4.1.3Prohibitions When Trading in Non-Firm Securities
You must be sensitive to any impropriety in connection with your personal securities transactions in securities of any issuer, including those owned indirectly (see Indirect Ownership defined in Section 7.1). You are prohibited from:
•Engaging in FX derivative trading
•Spread Betting: Taking bets on securities pricing, including FX spread-betting to reflect market/currency movement activities
•Short Selling
•Transacting in Options, excluding stock option grants
•Transacting in Futures

4.1.4Initial Public Offerings (IPO)
You are prohibited from acquiring securities through an allocation by the underwriter of an IPO without the prior approval of the Securities Trading Conduct group. Approval is only likely to be given in the following circumstances:
•The allocation comes through an employee of the issuer who has a direct family relationship to the Firm employee
•The issuance is arranged by governments to promote the public ownership of previously state owned assets
•Where a bank, savings and loan or insurance company converts from a structure owned by policyholders to one owned by investors (demutualization)

Personal Securities Trading Policy
Policy Number: I-A-045
Approval may not be available to employees of registered broker-dealers due to certain laws and regulations (e.g., FINRA rules in the U.S.). If you have any questions as to whether a particular offering constitutes an IPO, email the Securities Trading Conduct group before submitting an indication of interest to purchase the security.
4.1.5Private Placements
You are prohibited from acquiring any security in a private placement unless you obtain prior written approval from the Securities Trading Conduct group, your Manager and Compliance Officer. A Private Placement Form must be submitted in Code RAP for approval:
•If you are holding an investment of a privately-held (i.e., not traded on an exchange) Firm affiliated fund and you wish to divest all or a portion of your investment, you are required to obtain pre-approval from the Securities Trading Conduct group prior to redemption. Refer to MySource for a copy of the request Affiliated Fund Request form.
•The Securities Trading Conduct group will generally not approve any private placement requests that appear to present an actual or potential conflict of interest. This includes instances where, among other things, the opportunity is being offered to you by virtue of your position with the Firm or its affiliates or your relationship to a managed fund or account and whether or not the investment opportunity being offered to you could be re-allocated to a client. So that no actual or potential conflict exists between the proposed private placement purchase and the interests of any managed fund or account, you must comply with any and all requests for information and/or documentation necessary for the Employee Compliance/Securities Trading Conduct group.
•Within 30 days of being designated a Monitored Employee (see Sections 4.2 to 4.4 for information), you must disclose any existing investment in private placement securities to the Securities Trading Conduct group who will determine if you will be permitted to continue to hold the investment.
4.1.6BNY Affiliated Volcker Covered Funds
You are prohibited from acquiring any initial or subsequent investment in a Firm affiliated Volcker Covered Fund (Refer to the Volcker Compliance site on MySource) unless you obtain prior written approval from the Securities Trading Conduct group, your Manager and Compliance Officer. Unless your job duties are directly related to providing investment advisory, commodity trading advisory or “other services” to the fund, your investment in such funds will not be permitted. A Private Placement Form must be submitted in Code RAP for approval.
If you are newly hired and you hold an investment (either directly or indirectly) in an affiliated Firm Volcker Covered Fund you must receive permission to continue to hold that investment. You must disclose your investment within 30 calendar days of your hire date by completing the Private Placement Form available in Code RAP. You may be required to divest your ownership interest.
4.1.7Ability to Request Account Statements and Trade Confirmations
For all employees, the Firm reserves the right to request accounts statements and trade confirmations when needed.
4.2Monitored Employees
If you are determined to be at risk for receiving Firm or client information as described below, your personal trading and accounts where you have Indirect Ownership (as defined in Section 7.1) are required to be monitored and you are thus deemed a Monitored Employee. There are strict limitations on such trading for Monitored Employees as further described in Section 4.4.
Monitored Employees include employees who, as a routine and normal course of their job:
•Are deemed to be at a high risk of receiving MNPI of issuer clients (generally, certain employees located in or supporting Private Side businesses as defined by the Firm’s I-A-046: Information Barriers Policy. These are employees who are deemed to be private under I-A-046: Information Barrier Policy.
•Have nonpublic information regarding advisory client’s purchases or sales of securities or nonpublic information regarding the portfolio holdings of a Proprietary Fund, are involved in making securities recommendations to advisory clients, or have access to such recommendations before they are public.

Personal Securities Trading Policy
Policy Number: I-A-045
•Have foreknowledge of the clients' trading positions or plans such that the information may elevate the risk of Front Running or similar manipulative trading.
•Have access to inside information with respect to the Firm’s financial results in advance of such results being released to the public.
•Required by regulation – employees who work for a Firm broker-dealer or investment adviser (or their equivalents).

Additionally, each business unit is required to classify all employees who are Senior Directors, Managing Directors or above as Investment/Public or Insider Risk. All monitored employees managers will also be monitored to ensure managers have the proper visibility to supervise their employees.
4.3Classifications of Monitored Employees
The Firm has assigned Monitored Employees a classification that will correspond to the type of information they routinely are exposed to in as performing their job duties. They are as follows:

Classification Type	Definition
Access Decision Maker (ADM) Employee
Employees within BNY Investments who are Portfolio Managers or Research Analysts and make or participate in recommendations or decisions regarding the purchase or sale of securities for mutual funds or managed accounts. Portfolio Managers of broad-based index funds and traders are not typically classified as ADM Employees.

Insider Risk Employee
Employees who in the normal course of business are likely to receive MNPI regarding issuer clients. These employees are on the “private side” of the Information Barrier in accordance with the I-A-046: Information Barriers Policy.

Investment/Public Employee
Employees in the normal course of business who:
•Are on the "public side" of the Information Barrier in accordance with the I-A-046: Information Barriers Policy.
•Employees that by regulation are required to have their personal trading monitored.
•Have access to nonpublic information regarding advisory client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of a Firm Proprietary Fund
•Are involved in making securities recommendations to advisory clients, or has access to such recommendations before they are public.
•Have foreknowledge of clients trading positions or plans such that the information may elevate the risk of Front Running
This classification typically includes employees in BNY Investments and BNY Wealth businesses as well as employees in other Public side businesses or Corporate Functions who have an elevated risk (clear access to pre-trade settlement information) of Front Running.
•Employees of a Firm business regulated by certain investment company laws. Examples are:
•In the U.S., employees who are “advisory persons” or “access persons” under Rule 17j-1 of the Investment Company Act of 1940 or “access persons” under Rule 204A-1 of the Advisers Act.
•In the U.K., employees in companies undertaking specified activities under the Financial Services and Markets Act 2000 (Regulated Activities), Order 2001, and regulated by the Financial Conduct Authority.
•Any member of the Firm’s Senior Management who, as part of his/her usual duties, has management responsibility for fiduciary activities or routinely has access to information about advisory clients’ securities transactions.

Pre-Release Earning Group (PREG) Employee	Includes all Executive Committee members, their administrative assistants and any individual determined by the business to have access to the Firm’s earnings in advance of public announcements.

Personal Securities Trading Policy
Policy Number: I-A-045
4.4Additional Requirements and Restrictions for Monitored Employees
In addition to the requirements which apply to all employees as described in Section 3.1 of this Policy, all Monitored Employees are also subject to the additional requirements noted below. These requirements apply to all securities accounts and holdings for which you have direct or indirect ownership.
4.4.1Reporting for All Monitored Employees
You are required to file various reports via Star, the Firm’s electronic personal trading monitoring system. Required reports must also include any securities (except those deemed exempt as defined in Section 7.1), held outside of an account (for example, if you hold physical securities outside of a brokerage account, you must report those securities). You are required to file the following reports in order to be in compliance with the Policy:
•Initial Reports: Within 10 calendar days of being notified by the Securities Trading Conduct group that you are a Monitored Employee, you must file an Initial Broker Accounts and an Initial Holdings Report. These reports must contain a listing of all accounts that trade, or are capable of trading, securities. Initial Holdings Reports must be an accurate recording of accounts and securities holdings within the preceding 45 days of your being deemed a monitored employee.
•Annual Reports: On an annual basis and within 30 calendar days after the end of the year, you must file an Annual Holdings Report. The report must contain an accurate and current listing of securities held in all accounts that trade, or are capable of trading securities.
•Annual Accounts: On an annual basis and within 30 calendar days after the end of the year, you must review all of your reported accounts in the Star system and make any updates, including adding and/or removing accounts where necessary.
•Ongoing Reporting: If you open a new account, or receive securities through a gift or inheritance, you must update your holdings in the Star system within 10 calendar days of the event (i.e., account opening or date of receipt of securities). For gifts/inheritance, you must disclose the name of the person receiving or giving the gift or inheritance, date of the transaction, and name of the broker through which the transaction was effected (if applicable). A gift of securities must be one where the donor does not receive anything of monetary value in return. Preclearance is required for all reportable holdings that are being liquidated (e.g. an executor liquidating a portfolio).
•Updating Holdings: You are responsible for your securities holdings being accurate in the Star system. This may require you to make manual adjustments for changes to your securities holdings (excluding exempt securities as defined in Section 7.1 of this Policy) that occur as a result of corporate actions, dividend reinvestments, or similar activity. These adjustments must be reported as soon as possible, but no less than annually.
•Quarterly Transaction Reports (Investment/Public and ADM employees only):  Within 30 calendar days after the end of the quarter, you must file a Quarterly Transactions Report. The report must contain a list of all reportable transactions that occurred in the quarter. You must certify all broker accounts that are capable of trading in reportable securities and all reportable securities held. Your report must be current within 45 calendar days of the date the report is filed.
•Certifications:  The Securities Trading Conduct group will require certifications when there is a material change to this Policy.  Additional certifications may be required as needed.
4.4.2Account Statements and Trade Confirmations
Monitored Employees are required to provide duplicate statements and trade confirmations directly to the Firm. You must adhere to the following requirements:
•Countries with Approved Brokers - U.S., UK, India, Singapore or Hong Kong-based Monitored Employees: You must maintain all accounts with an approved broker-dealer (refer to MySource for the Approved Broker List). Employees are required to provide account statements to the Securities Trading Conduct Team until the account is on a feed with an Approved Broker. If you have securities held in a physical form or held directly with an issuer, you must provide copies of account statements and trade confirmations.

Personal Securities Trading Policy
Policy Number: I-A-045
Note: Certain brokers may require the account owner’s consent in order for the Firm to receive their account information electronically (connection to the electronic feed).
•Countries without Approved Brokers: You must provide copies of account statements to your designated local Compliance Officer or Securities Trading Conduct Team upon receipt or at least quarterly. You are also required to enter your trade confirmation details into the Star system within 10 calendar days of the transaction. You may be compelled to move your accounts and hold them with an electronic broker-dealer where legally permissible and in jurisdictions where the Firm has made arrangements with a broker-dealer to provide automated electronic feeds to the Star system. You will be notified when this requirement becomes effective within your jurisdiction and are no longer required to manually enter your trade details into the Star system.
•For all employees, the Firm reserves the right to request accounts statements and trade confirmations as needed.
4.4.3Preclearance Prior to Trading
•Monitored Employees must receive approval in the Star system to trade any security, including fractional shares, unless the security is expressly Exempt as defined in Section 7.1 of this Policy. You must also obtain preclearance for trades made by indirect owners.
•ETFs and Single-Stock ETFs are reportable. Single-Stock ETFs and Proprietary ETFs must be pre-cleared prior to transacting in for employees who are classified as ADM, Investment/Public or Insider Risk Employees.
•The sale of Company stock from the ESPP Plan or Restricted Stock/Units that have vested require preclearance in Star.
NOTE: if you are classified as a PREG employee (see Section 4.7 of this Policy), you are only required to preclear trades in Firm securities (equities, fixed income, or derivatives) of The Bank of New York Corporation.
•Although preclearance approval does not obligate you to place a trade, you should not seek preclearance for transactions you do not intend to make. Do not discuss the response (e.g. approval or denial) to a preclearance request with anyone (excluding any account co-owners or indirect owners). If you have questions regarding a response to a trade request, contact the Securities Trading Conduct group.
•If you receive approval to trade, the trade must be executed by the close of business the following day in the local jurisdiction. For example, if you receive approval on Monday at 3 PM EST, the preclearance is only valid until the close of the trading day on Tuesday. You should be aware that all preclearance time stamps in the Star system are in EST.
•You are only permitted to place day only orders which are orders that expire at the end of the trading day. Orders that extend beyond a single trading day, such as “good-until-cancelled” or similar orders, are not permitted.
•You may also be subject to additional approvals, for example approval from your supervisor, depending upon your classification. Please check with your local Compliance Officer for additional information.
4.4.4Additional Preclearance Restrictions for ADM, Investment/Public and certain private side employees (de minimis limits)
ADM, Investment/Public and certain private side employees will generally not be given preclearance approval to execute a transaction in any security that appears on their business unit’s Blackout List (as defined in Section 7.1).

Personal Securities Trading Policy
Policy Number: I-A-045
4.4.4.1Approval for De Minimis Transactions for ADM Employees and Investment/Public Employees for Securities on Blackout List
•ADM, Investment/Public and certain private side employees are eligible to receive de minimis approval for trades in securities of any one issuer in a 30-day period even if the security is on the Blackout List.
•De Minimis transactions are permitted as follows:
•ADMs:

Market Cap Category	Market Cap Value	De Minimis Amount Allowed Per Trade	30 Day Period Limit
Micro- Cap	Market value of less than $250 million	Not allowed	Not allowed
Small- Cap	Market value between $250 million and $5 billion	Not allowed	Not allowed
Mid- Cap	Market value between $5 billion and $20 billion	$10,000	$20,000
Large- Cap	Market value between $20 billion and more	$10,000	$20,000

•Investment/Public and certain private side employees:

Market Cap Category	Market Cap Value	De Minimis Amount Allowed Per Trade	30 Day Period Limit
Micro- Cap	Market value of less than $250 million	Not allowed	Not allowed
Small- Cap	Market value between $250 million and $5 billion	$10,000	$20,000
Mid- Cap	Market value between $5 billion and $20 billion	$25,000	$50,000
Large- Cap	Market value between $20 billion and more	$50,000	$100,000
Note: Currency is listed in USD. Use the local currency equivalent outside of the US.
4.4.4.1.1 Additional Restrictions for ADM employees (7 Day Blackout Period)
•You are not permitted to buy or sell a security within 7 calendar days before and 7 calendar days after the investment company or managed account for which you are affiliated has effected a transaction in that security.
•Any trade initiated within the 7 day blackout period is deemed a violation of Policy and as such you will be required to disgorge profits per the Securities Trading Conduct group in their sole discretion. This does not apply to approved de minimis transactions during the 7 day blackout period.
4.5Managed Accounts
If you have an account fully managed by a third-party (you have an investment management, trust or similar agreement) which specifically documents in writing that you are unable to direct trades in the account, you must submit a Managed Account Form via Code RAP to determine if the account is eligible for exclusion from some of the reporting requirements, providing duplicate account statements/trade confirms or preclearance requirements noted within this Policy. For all managed accounts, you must add your account information in the Star system and comply

Personal Securities Trading Policy
Policy Number: I-A-045
with all provisions of the Policy until the Securities Trading Conduct group deems the account to be excluded in writing.
If your account is approved as managed, you are required to complete an annual certification in the Star system attesting that the account continues to be maintained under the account provisions the Securities Trading Conduct group relied upon to provide approval. In addition, you are required to provide copies of statements to the Securities Trading Conduct group when requested.
4.6Prohibition on Short-Term Trading
•Non-Firm Securities: Employees classified as ADM, Investment/Public Employee and Insider Risk are prohibited from engaging in short-term trading. Short term trading is defined as the purchasing then selling, or selling then purchasing, the same or equivalent3 security within 30 calendar days. PREG employees are not subject to a holding period for non-Firm securities.
•Firm Securities: All employees are prohibited from purchasing then selling, or selling then purchasing any Firm securities (Firm securities include any securities issued by The Bank of New York Corporation and its subsidiaries, including, but not limited to, shares of common stock, preferred stock or bonds of the Firm) within 60 calendar days.
Employees who engage in short-term trading in non-Firm securities (within 30 calendar days) or Firm securities (within 60 calendar days) will be issued a violation and any profits realized must be disgorged.
Example: Transactions resulting in a position that is liquidated (sell), and then a new position is re-established (buy), would meet the criteria for a profit disgorgement.
•Profit is based upon the difference between the most recent purchase and sale prices for the most recent transactions. You should be aware that profit for disgorgement purposes may differ from the capital gains calculations for tax purposes.
•The disposition of any disgorged profits will be at the discretion of the Firm to a bona fide and legally permitted charity. You will be responsible for any tax and related costs.
•Profit disgorgement, where applicable, is not required for any security that is deemed Exempt (as defined in Section 7.1 of this Policy) and trades in Proprietary Funds conducted within the BNY 401(k).
4.7Specific Restrictions for PREG Employees
Every quarter the Firm imposes a restriction on PREG employees. As such, you are prohibited from trading in the Firm’s securities from 12:01 AM Eastern Standard Time, on the 15th day of the month preceding the end of each calendar quarter through the first trading day after the public announcement of the Firm’s earnings for that quarter.
For example, if earnings are released on Wednesday at 9:30 AM Eastern Standard Time, you may not trade the Firm’s securities until Thursday at 9:30 AM Eastern Standard Time. Non-trading days, such as weekends or holidays, are not counted as part of the restricted period. At its discretion, the Firm may extend the blackout period for some or all PREG employees. You will be notified if there is such an extension. The Firm may establish additional event-specific blackout periods that may be applicable to any or all categories of Monitored Employees. The Firm will notify you of any additional blackout periods.
The blackout period includes trades in various employee plans. Specifically, you may not make payroll deductions, investment elections changes or reallocation of balances that might impact your holdings in company stock in the BNY 401(k) Plan; you may not exercise options granted through the employee incentive compensation or similar plan; you may not enroll in, or make payroll deduction changes, in your Employee Stock Purchase Plan.
If you trade Firm securities made during the blackout period, you must unwind the trade and surrender profits as determined by the Firm in its sole discretion. Any losses due to the unwinding are yours to incur. Further, you may be subject to disciplinary action or referral to law enforcement when necessary.

The Firm reserves the right to restrict trading in companies in similar industries as the Firm.

3 Equivalent securities include single-stock ETFs.

Personal Securities Trading Policy
Policy Number: I-A-045
4.8Insider Threats
BNY considers Insider Threats to be a serious matter and has established an enterprise-wide Insider Threat program to provide direction, governance and drive organizational awareness to manage the risks. BNY s Enterprise Insider Threat program is aligned to the Company’s organizational risk priorities, including enhanced protection of information assets. As defined in the Enterprise Insider Threat Policy, Internal Fraud refers to unauthorized activity (e.g., inappropriate/unauthorized trading, market manipulation) or fraud (e.g., fraudulent funds transfer/movement, credit fraud, forgery, check fraud) by an Insider, which may cause financial or non-financial harm. Please consult the I.N.500: Enterprise Insider Threat Policy for more information.
5.Governance and Responsibilities
5.1All Employees are responsible for:
•Adhering to all sections of this Policy as it relates to their role.
•Immediately contacting the Securities Trading Conduct group or your Compliance Officer (or anonymously through the Firm’s Ethics Help Line or Ethics Hot Line) if a known or suspected violation of this Policy occurred.
•Reporting MNPI to their MNPI Coordinator. Employees should not seek advice from anyone other than a Compliance Officer, their MNPI coordinator or the Control Room regarding appropriate handling of MNPI. Employees may also report the receipt of actual or suspected MNPI directly to the Control Room if the employee’s MNPI Coordinator is unavailable. The obligation to report all MNPI applies to both private and public side LOBs/Corporate Staff functions.
5.2Businesses and Corporate Functions
Management of the Firm’s Business and Corporate Staff groups are responsible for:
•Classifying employees within 15 calendar days of joining or transfer. Develop business line procedures to describe the protocols for assigning classifications that are consistent with this Policy, seeking guidance from Compliance as needed. The procedures should include the rationale for the classification, whether manually or automatically.
•Retaining accurate records of each employee’s classifications in their business unit, maintaining proper controls so that the classifications are current and providing an annual attestation to Compliance that the classification of the employees are accurate, when requested.
•Communicating employees’ classification and overseeing staff so that they are properly trained on the Policy requirements.
•Overseeing the timely completion of all required reports, violation notices and certifications as required by this Policy.
•When required, constructing (and keeping current) a list of securities appropriate for Policy restrictions; typically this will consist of trading systems required for employee monitoring, portfolio manager codes, and designated approvers. Generally this detail will be required only in instances where a Business or Corporate Functions have staff classified as an Investment or ADM employee.
•When required, providing timely and accurate updates to the list of Proprietary Funds (those that are advised, sub-advised or underwritten by the business) to the Securities Trading Conduct group.
5.3Securities Trading Conduct Group
The Securities Trading Conduct group is responsible for:

•Maintaining all necessary records to demonstrate compliance with this Policy in a readily accessible place, for seven years from their creation. This includes but is not limited to versions of this Policy, record of employee violations and actions taken, holdings and transaction reports required by this Policy, list of monitored

Personal Securities Trading Policy
Policy Number: I-A-045
employees and their classifications, and lists of securities appropriate for restriction as reported by a Line of Business and/or Corporate Function.
•Treating employee related records as “highly confidential”, to the extent permissible by law.
5.4Compliance Officers
Compliance Officers are responsible for:
•Providing policy training to employees when requested by the Securities Trading Conduct group.
•Review annually the classifications of employees within their business or scope of oversight to ensure they concur with the classification of employees.
•Reporting compliance with this Policy, including detail on violations, to Legal Entity and Fund Boards, as required by law, regulation or policy.
•When requested by the Securities Trading Conduct group, approving requests for investment.
5.5Legal Department
The Legal Department is responsible for providing legal analysis of new and revised legislation of all jurisdictions regarding personal securities trading laws and regulations and participating in the review of material policy amendments.
5.6Engineering Department
The Engineering Department is responsible for providing support for internally hosted applications so that systems function properly, including various files are properly loaded into the system, developing an alert process to detect any failed or non-received files, and adequately testing all software updates or hardware installations.
6.Adherence and Control
Failure to comply with any aspect of this Policy may result in the imposition of serious sanctions and employee will be issued a violation notice. You may also receive additional sanctions, which include, but are not limited to, the disgorgement of profits, cancellation of trades, selling of positions, and suspension of personal trading privileges, and may result in an employee being subject to corrective action as outlined in II-H-610-US: Managing Performance and Conduct for U.S.-based employees (or the applicable corrective action policy for non-U.S. based employees),4 up to and including termination of employment and referral to law enforcement, when required.
If you know of or suspect a violation of this Policy has occurred, immediately contact the Securities Trading Conduct group or your Compliance Officer. You may also report known or suspected violations anonymously through the Firm’s Ethics Help Line or Ethics Hot Line.
Amendments to or waivers of any requirements discussed above are at the discretion of the Chief Compliance Officer or their designee. When required, the concurrence of other officers or directors of the Firm may also be needed. Any waiver or exemption must be evidenced in writing to be valid.
4 View the Policies Portal or consult your local HR Partner for the policy for the relevant jurisdiction.

Personal Securities Trading Policy
Policy Number: I-A-045
7.Appendices
7.1Definitions

Term	Definition/Meaning of Term
Automatic Investment Plan
A program in which regular periodic purchases (withdrawals) are made automatically to/from investment accounts in accordance with a predetermined schedule and allocation. Examples include: Dividend Reinvestment Plans (DRIPS), payroll deductions, bank account drafts or deposits, automatic mutual fund investments/withdrawals (PIPS/SWIPS), and asset allocation accounts.

Blackout List	List of securities submitted by a Business Unit for which there are pending or executed transactions for an affiliated account (other than an index fund).
Firm Securities	Include any securities issued by The Bank of New York Corporation and its subsidiaries, including, but not limited to, shares of common stock, preferred stock or bonds of the Company.
Exempt Securities/Financial Instruments (Collectively “Exempt Securities” or “Exempt”)
All securities require reporting and preclearance unless expressly exempt by this Policy. The following financial instruments are exempt for all classifications of employees:
•Cash, cash-like securities, such as bankers’ acceptances, bank CDs and time deposits, money market funds, FX spot transactions, commercial paper and repurchase agreements.
•Digital assets - regardless of where they are held (in brokerage exchange accounts or in personal cryptocurrency wallets).
Note: Direct participation investments in Initial Coin Offerings (ICOs), pooling money with others with the intent to invest in digital assets or cryptocurrencies and creating investment vehicles to sell interest in Limited Partnerships (LPs) or Master Limited Partnerships (MLPs) for the purpose of investing in digital assets or cryptocurrencies are all considered to be private securities transactions that must be reported.
•Employee investments in sovereign governments. Obligations of other instrumentalities or quasi-government agencies are not exempt.
•Securities issued by open-end investment companies (i.e., mutual funds and variable capital companies) that are not Proprietary Funds. Proprietary Funds are exempt for employees classified as Insider Risk.
•Securities in retirement plans properly organized under local law of companies not associated with the Firm (e.g., spouse’s plan, previous employer’s plan, etc.). This exemption is not applicable to any plan wherein the trades can be directed in common stock by the account holder.
•Securities in college tuition plans for dependents properly organized under local law. It should be noted that this exemption is not applicable securities that are deemed to be a Proprietary Fund for employees classified as an ADM and Investment Employees.
•Fixed annuities.
•Variable annuities, as long as the sub-accounts are not invested in Proprietary Fund sub-accounts.
•Securities held in approved non-discretionary (managed) accounts.
•Non-financial commodities (e.g., metals, oil, gas, etc.), currency and crypto-based currency.

•Transactions that are involuntary (such as stock dividends, sales of fractional shares or sales of shares to cover account fees); however, sales initiated by brokers to satisfy margin calls are not considered involuntary.
•Transactions pursuant to the exercise of rights (purchases or sales) by an issuer made pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer.
•Sales effected pursuant to a bona fide tender offer.
•Transactions pursuant to an automatic investment plan, including payroll withholding to purchase Proprietary Funds. The initial purchase and additional changes to the automatic investment plan are subject to preclearance approval.

Personal Securities Trading Policy
Policy Number: I-A-045

Front Running	The purchase or sale of securities for your own or the company’s accounts on the basis of your knowledge of the company’s or company’s clients trading positions or plans.
Futures	Standardized agreements to buy or sell an asset at a predetermined price and future date.
Index Fund
An investment company or managed portfolio (including indexed accounts and model driven accounts) that contain securities in proportions designed to replicate the performance of an independently maintained, broad-based index or that is based not on investment discretion but on computer models using prescribed objective criteria to replicate such an independently maintained index.

Indirect Ownership
Generally, you are the indirect owner of securities if you are named as power of attorney on the account or, through any contract, arrangement, understanding, relationship, or otherwise, you have the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them. This includes trades which are effected by or on behalf of the employee when the trade is carried out for the account of any of the persons referenced below. Common indirect ownership situations include, but are not limited to:
•Securities held by members of your Immediate Family by blood, marriage, adoption, or otherwise, who share the same household with you;
“Immediate Family” includes any person with whom they have a family relationship, or whom they have close links, such as your spouse, domestic partner, children (including stepchildren, foster children, sons-in-law and daughters-in-law), grandchildren, parents (including step-parents, mothers-in-law and fathers-in-law), grandparents, and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters):
•Any person in conjunction with whom the employee has a direct or indirect material interest in the outcome of the trade – other than obtaining a fee or commission for the execution of the trade;
Employees must consider this requirement and report trades which fit under the above definition to avoid violations and breaches of both regulations and Policy.

Initial Public Offering (IPO)	The first offering of a company's securities to the public.
Investment Clubs
Organizations whose members make joint decisions on which securities to buy or sell. The securities are generally held in the name of the investment club. Prior to participating in an investment club, all Monitored Employees are required to obtain written permission from their local Compliance Officer to participate in the club. If permission is granted, the account is subject to all aspects of this Policy.

Investment Company
A company that issues securities that represent an undivided interest in the net assets held by the company. Mutual funds are open-end investment companies that issue and sell redeemable securities representing an undivided interest in the net assets of the company.

Personal Securities Trading Policy
Policy Number: I-A-045

Material Non-Public Information (MNPI) and examples
MNPI is generally defined as material information about a company (including BNY), its securities or any financial instruments related to that company that has not been disclosed to the public. Information is “material” if:
•there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities/financial instruments; or
•there is a substantial likelihood it would have been viewed by a reasonable investor as having significantly altered the “total mix” of information available.

Information about an issuer is "non-public" if:
•    it is of a precise nature and is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and may be attributable, directly or indirectly, to the issuer or its insiders is likely to be deemed non-public information.

Most companies announce material information through a press release or a regulatory filing (such as with the Securities and Exchange Commission) and/or a posting on the company's website. Therefore, if it has been determined that information is material but there is no announcement of it in any of those sources, it is likely to be non-public at that point.

Examples of information that may, depending on the particular facts and circumstances, be material and non-public include, but are not limited to:
•A proposal or agreement for a merger, acquisition or divestiture, or for the sale or purchase of substantial assets.
•A tender offer, which can be material for the party making the tender offer as well as for the issuer of the securities for which the tender offer is made.
•An extraordinary dividend declaration, change in the dividend rate or stock repurchase policy.
•A proposal or agreement concerning the creation of a credit facility.
•A draw down on a credit facility or a liquidity problem.
•A potential default under a material agreement or actions by creditors, customers or suppliers relating to a company’s credit standing.
•Earnings and other financial information, such as operating results, projections, a significant restatement or large or unusual write-offs, write-downs, profits or losses.
•Pending discoveries or developments, such as new products, sources of materials, patents, processes, inventions or discoveries of mineral deposits.
•A proposal or agreement concerning a financial restructuring.
•A proposal to issue or redeem securities, or a development with respect to a pending issuance or redemption of securities.
•Information conveyed by a client relating to the client’s pending orders for securities/financial instruments that would be likely to have a material effect on the prices of those securities/financial instruments.
•Information about major contracts or increases or decreases in orders.
•Information about derivative contracts such as options, futures, and forward rate agreements relating to an underlying security.
•The institution of, or a development in, litigation or a regulatory proceeding.
•Developments regarding a company’s senior management or board of directors.
•Information that is inconsistent with published information, especially if published in regulatory reports or press releases.
•A significant cybersecurity incident.

Money Market Fund	A mutual fund that invests in short-term debt instruments where its portfolio is valued at amortized cost so as to seek to maintain a stable net asset value (typically of $1 per share).
Non-Discretionary (Managed) Account
An account in which the employee has a beneficial interest but no direct or indirect control over the investment decision making process. Any such accounts of Monitored employees must be approved by the Securities Trading Conduct group in writing in order to be exempt from the reporting and preclearance requirements noted in this Policy.

Option	A security which gives the investor the right, but not the obligation, to buy or sell a specific security at a specified price within a specified time frame.

Personal Securities Trading Policy
Policy Number: I-A-045

Short term trading in option positions
Opening and closing or closing and opening an option position within 30 days of each other or opening an option position within 30 days of expiration will result in any profits being subject to disgorgement. When opening an option position against an existing common stock holding you must have held that position for at least 30 days to avoid any profits being subject to disgorgement.

Private Placement
An offering of securities exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. and the Listing Rules in the U.K. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, investments in privately-held and family owned businesses and Volcker Covered Funds. For the purpose of this policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

Proprietary Fund
An investment company or collective fund for which a Company subsidiary serves as an investment adviser, sub-adviser or principal underwriter. The Proprietary Fund Listing can be found on MySource on the Compliance and Ethics homepage.

Securities/Financial Instruments (Collectively “Securities”)
Any investment that represents an ownership stake or debt stake in a company, partnership, governmental unit, business or other enterprise. It includes stocks, bonds, notes, evidences of indebtedness, certificates of participation in any profit-sharing agreement, units in collective investment undertakings, collateral trust certificates and certificates of deposit. It also includes security-based derivatives and swaps and many types of puts, calls, straddles and options on any security or group of securities; fractional undivided interests in oil, gas, or other mineral rights; and investment contracts, variable life insurance policies and variable annuities whose cash values or benefits are tied to the performance of an investment account. Unless expressly exempt, all securities transactions are covered under the provisions of this policy (See exempt securities).

Short Sale	The sale of a security that is not owned by the seller at the time of the trade.
Spread Betting
A type of speculation that involves taking a bet on the price movement of a security. A spread betting company quotes two prices, the bid and offer price (also, called the spread), and investors bet whether the price of the underlying security will be lower than the bid or higher than the offer. The investor does not own the underlying security in spread betting, they simply speculate on the price movement of the stock.

Tender Offer	An offer to purchase some or all shareholders' shares in a corporation. The price offered is usually at a premium to the market price.
Trading	The buying or selling, including as a gift or other disposition, of a security.
Volcker Covered Fund
Generally, a “Volcker Covered Fund” is a domestic or foreign hedge fund, private equity fund, venture capital fund, commodity pool or alternative investment fund (AIF) that is sold in a private, restricted or unregistered offering to investors who must meet certain net worth, income or sophistication standards or is sold to a restricted number of investors.
Generally, the fund is not registered with a securities/commodity regulator and therefore cannot be offered to the general or retail public unless the investor meets some type of qualification to demonstrate the investor does not need the protection of the securities or commodities regulations.
A complete list of Covered Funds can be found at the Volcker Compliance Site on MySource or refer to the I-A-049: Volcker Covered Funds Policy.

7.2Document Governance
7.2.1Periodic Review
This Level 3 Policy will have a mandatory periodic review of 12 months.
Note: If this Policy requires changes outside of the periodic review date AND the Policy is reviewed in its entirety at such time that the changes are incorporated, the periodic review date will be refreshed.

Addendum Number: I-A-045 (A1)
Version 1.0

Addendum
EMEA Personal Securities Trading
A1.1.    Addendum I-A-045 (A1): EMEA Personal Securities Trading
This Addendum sets out the regional obligations and restrictions in EMEA that operate in relation to personal securities trading under FCA Handbook COBS 11.7A, EU Directive 2014/65/EU, and EU Regulation No 600/2014, together commonly known as “MIFID 2” and EU Regulation No 596/2014 “MAR."

Following the withdrawal of the United Kingdom (“UK”) from the European Union (“EU”) at 23:00 GMT on 31 January 2020, where relevant to a Party, references to EU legislation referenced in this Addendum shall be read as references to the UK version of such legislation, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018 (as amended).
A1.2.    Addendum Applicability / Scope
This Addendum is applicable to EU and UK employees of the Firm who are subject to I-A-045: Personal Securities Trading Policy (“the Global PST Policy”).
A1.3.    Addendum Provisions
A1.3.1.UK and EU Requirements in Relation to Personal Trading (Including those arising from MIFID and MAR)
Both UK and EU regulations require that the Firm establish, implement and maintain adequate policies and procedures to ensure our compliance with our obligations under personal securities trading rules.
These rules cover Financial Instruments as defined in the Definitions Section and apply to any employees who have inside information or MNPI, who have access to client confidential information or who could have a client conflict of interest.
A1.3.2.Information that Triggers an Employee to be Subject to this Addendum
UK and EU employees who are subject to this Addendum will be defined as those who as a routine and in the normal course of their job:
•Have access to inside information as defined under I-A-040: Market Abuse Policy by virtue of an activity carried out by them on behalf of the Firm.
•Have access to any other confidential information relating to clients or transactions with or for clients by virtue of an activity carried out by them on behalf of the Firm; and/or
•Are involved in activities that may give rise to a conflict of interest in relation to either the Firm or any client(s).

EMEA Personal Securities Trading
Addendum Number: I-A-045 (A1)
A1.3.3.    Restrictions for Employees Subject to this Addendum
The restrictions set out below are in addition to restrictions set forth in the Global PST Policy and apply when a UK or EU employee is:
1.Transacting outside the scope of the activities they carry out in their professional capacity; or
2.The trade is carried out on behalf of the employee whether owned directly (i.e., in your name) or indirectly (see definition of Indirect Ownership in Section 8.1 of the Global PST Policy).
Unless conducted in compliance with Section A1.3.5. below, employees are prohibited from:
•Entering a transaction which meets at least one of the following criteria:
•It would amount to Market Abuse as defined by the UK or EU MAR as defined in Section 8.1 of I-A-040: Market Abuse Policy;
•It involves the misuse or improper disclosure of the Firm’s or a client’s confidential information;
•It may give rise to a conflict of interest in relation to either the Firm or any client(s) and
•It conflicts or is likely to conflict with an obligation of the Firm under UK law or EU law on markets in financial instruments.
•Advising, recommending or inducing any other person to enter a transaction in Securities or Financial Instruments, other than in the proper course of their employment.
•Disclosing, other than in the normal course of his employment or contract for services, any information or opinion to any other person that would or might advise or persuade that other person to:
•Engage in any of the activities set out in #2 above
•Advise or persuade any other person to engage in any of the activities set out #2 above
A1.3.4.    Definitions of Financial Instruments under UK and EU Regulations
This Addendum generally applies to all UK and EU employees when trading in Securities, or where applicable, other Financial Instruments as defined in this section.
Under both UK and EU Regulations, the Firm must consider both securities and other Financial Instruments under these regulations and as defined in this section, and whether it will permit personal trading in these instruments. As such a list of instruments restricted under the UK and EU regulations and the Firm’s treatment of such instruments for the purpose of personal trading are outlined below in Section A1.6 Restrictions on Financial Instruments for Personal Trading
Outlined below are the in-scope instrument classes and their treatment under this Addendum. For the purpose of clarity, this Addendum is not intended to introduce restrictions in relation to sweep accounts within brokerage arrangements that exist simply for the purpose of cash transference as part of general fund management activities.
A1.3.5.    Permitted for Employees Subject to this Addendum (Subject to the Notification/Approval Requirements of the Global PST Policy)
•Transferable Securities: Trading in transferable securities is permitted so long as conducted in compliance with the Global PST Policy and the employee is NOT in possession of MNPI whereby:
•if the Employee Subject to this Addendum is already a Monitored Employee under the Global PST Policy they transact in accordance with their applicable restrictions and requirements; or.
•Units in Collective Investment Undertakings and units or shares in an Alternative Investment Fund: Trading in UCITS or Alternative Investment Funds. is permitted so long as conducted in compliance with the Global PST Policy and the employee is NOT in possession of MNPI whereby:
•if the Employee Subject to this Addendum is already a Monitored Employee under the Global PST Policy they transact in accordance with their applicable restrictions and requirements; or.
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EMEA Personal Securities Trading
Addendum Number: I-A-045 (A1)
Note: Money Market Funds (MMFs) are generally included within this definition for the purposes of personal trading. This includes Firm proprietary MMFs for the purposes of this Addendum. N.B. MMF arrangements that have been established by, or in conjunction with, an Approved Broker Account, and whose use is limited to being in conjunction with purchases, sales, or other receipts from that brokerage account, are not intended to be covered by the requirements of this Addendum. Therefore, such arrangements do not normally require disclosure, or pre-approval where the Addendum may otherwise require this (e.g. a BNY proprietary MMF).
A1.3.6.    Prohibited
•Financial Contracts for Difference
•Financial Spread Bets
A1.3.7.    Express Written Approval from Local Compliance Officer
The instruments below will require an express written approval from your local Compliance Officer prior to trading:
•Money Market Instruments
•Derivative instruments for the transfer of credit risk
•Please note, use of currency exchange is permitted for such domestic activity as for example personal travel needs.
Note: Use of currency exchange is permitted for such domestic activity as for example personal travel needs.
A1.4.    Addendum Governance and Responsibilities
In addition to the roles and responsibilities denoted in the Global PST Trading, please note the following role and responsibility for this Addendum:

Role	Responsibilities
Compliance Officers	Sign off on any preclearance requests for financial instruments as noted in Section A1.3.7.
A1.5.    Addendum Adherence and Control
See Section 6 of I-A-045:Global PST Policy.
3

EMEA Personal Securities Trading
Addendum Number: I-A-045 (A1)
A1.6.    Definitions

Term	Definition/Meaning of Term
Financial Instrument
1. Transferable Securities e.g.
•shares in companies (whether listed or unlisted, admitted to trading or otherwise), comparable interests in partnerships and other entities and equivalent securities;
•bonds and securitised debt;
•depositary receipts in respect of the instruments above;
•securities giving the right to acquire or sell transferable securities (for example, warrants, options, futures and convertible bonds); and
•securitised cash-settled derivatives, including certain futures, options, swaps and other contracts for differences relating to transferable securities, currencies, interest rates or yields, commodities or other indices or measures.
2. Money-Market Instruments e.g.
•treasury bills
•certificates of deposit
•commercial paper
3. Units in Collective Investment Undertakings e.g.
•units in regulated collective investment schemes e.g., UK OEICS, NURS or EU UCITS. Please note: Money Market Funds (MMFs) are generally included within this definition for the purposes of personal trading. This includes BNY proprietary MMFs for the purposes of this policy. N.B. MMF arrangements that have been established by, or in conjunction with, an Approved Broker Account, and whose use is limited to being in conjunction with purchases, sales, or other receipts from that brokerage account, are not intended to be covered by the requirements of this policy. Therefore, such arrangements do not normally require disclosure, or pre-approval where the policy may otherwise require this (e.g. a BNY proprietary MMF).
•units or shares in an Alternative Investment Fund
4. Options, futures, swaps and forward rate agreements
Whether settled in cash or physically relating to any of the following underlying
•transferable securities,
•currencies,
•interest rates or yields,
•emission allowances,
•other derivative instruments,
•financial indices or financial measures
•commodities
•any other asset or right of a fungible nature, an index or measure related to the price or value of, or volume of transactions in any asset, right, service or obligation
5. Derivative instruments for the transfer of credit risk e.g.
•credit default products,
•synthetic collateralised debt obligations,
•total rate of return swaps,
•downgrade options
•credit spread products
6. Financial Contracts for Differences e.g.
•a Spreadbet - a bet on the price movement of any Financial Instrument where the investor bets on an increase or a fall in price in relation to a spread (the bid and ask prices) quoted by a spread betting company
•a contract the stated purpose of which is to secure a profit or avoid a loss by reference to fluctuations in the value or price of property of any description
•a contract between a buyer and a seller that stipulates that the buyer must pay the seller the difference between the current value of an asset and its value at contract time.

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Policy Number: I-C-170
Version 3.3

Policy on Rule 10b5-1 Plans

1.Summary
Rule 10b5-1 under the Securities Exchange Act of 1934 (the "Exchange Act") establishes that a person can be liable for trading on material non-public information if he or she is aware of such information when trading in securities of a public company. However, Rule 10b5-1 also creates an affirmative defense to insider trading allegations when such trades are made pursuant to a written plan (referred to herein as a “Rule 10b5-1 Plan” or a “Plan”) that meets the requirements set forth in Rule 10b5-1.
All employees and directors entering into, amending or terminating a Rule 10b5-1 Plan with respect to Firm securities (as such term is defined in I-A-045: Personal Securities Trading Policy) must comply with the SEC requirements under Rule 10b5-1, including the requirement that at the time the Plan is entered into the person not be in possession of any material non-public information (MNPI) (as such term is defined in I-A-045: Personal Securities Trading Policy) concerning the Firm (as such term is defined in I-A-045: Personal Securities Trading Policy), even if the information will have been publicly disseminated before trading under the Plan begins.
All employees and directors entering into or amending a Rule 10b5-1 Plan must provide a copy of the draft Plan or amendment to the Legal Department or Securities Trading Conduct Team, as applicable, for review and approval at least two weeks prior to the planned date of execution (which is the date that the Plan document is expected to be signed) and must pre-clear entering into or amending the Plan on the date executed. All employee and director Rule 10b5-1 Plans shall comply with the requirements of Rule 10b5-1(c) and this Policy.  All employees and directors are responsible for ensuring that their 10b5-1 Plans are in compliance with the requirements of Rule 10b5-1 and this Policy. All employees and directors terminating a Rule 10b5-1 Plan must pre-clear terminating the Plan.
2.Purpose
In alignment with the Level 3 Policy I-A-045: Personal Securities Trading Policy, this Policy sets out the SEC requirements and Firm guidelines for entering into, amending, terminating and executing transactions under a Rule 10b5-1 Plan.
3.Applicability and Scope
This Policy applies to all employees and directors who enter into, amend or terminate Rule 10b5-1 Plans with respect to Firm securities. Before entering into, amending or terminating a Rule 10b5-1 Plan, employees and directors should review the below requirements and guidelines, determine his or her status under this Policy, and contact the Legal Department or Securities Trading Conduct Team, as applicable.
1

Policy on Rule 10b5-1 Plans
Policy Number: I-C-170
4.Provisions of the Policy
4.1.SEC Requirements for Rule 10b5-1 Plans
In order to satisfy Rule 10b5-1, a Rule 10b5-1 Plan must be in writing and must, among other things, meet the following criteria:
•The Plan must be entered into at a time when the person is not in possession of material non-public information.
•The Plan must (i) specify the amount of securities to be purchased or sold and the price and date of the purchase or sale; or (ii) include a written formula, algorithm or computer program for determining the amount of securities to be purchased or sold and the price and date of the purchase or sale.
•The Plan cannot permit the person to exercise any subsequent influence over how, when or whether to effect the purchases or sales.
•The Plan must provide for a “cooling-off” period between the adoption of the Plan and the commencement of sales under the Plan. For directors and Officers, the cooling-off period must expire no earlier than the later of (x) 90 days after the adoption of the Plan and (y) two business days after the Form 10-Q or Form 10-K is filed for the quarter in which the Plan is adopted (capped at 120 days).  For all other employees, the cooling-off period must expire no earlier than 30 days after the adoption of the Plan.
•Directors and Officers must make certain written certifications, including that they are not aware of material non-public information.
•A person may not have overlapping Plans for open market purchases or sales (subject to certain exceptions).
•A person may not have more than one “single trade” plan during any consecutive 12-month period (subject to certain exceptions).
•The Plan must be entered into in good faith and not as part of a plan or scheme to evade the SEC’s anti-fraud rules, and the person must also act in good faith with respect to the Plan.
Please note that the bullet points above are not a complete description of the requirements needed to meet the Rule 10b5-1 affirmative defense. All employees and directors are responsible for ensuring that their 10b5-1 Plan meets the requirements needed to meet the Rule 10b5-1 affirmative defense.
4.2.BNY Guidelines for Rule 10b5-1 Plans
The Firm has adopted the following guidelines to assist in the administration of Rule 10b5-1 Plans entered into by the Firm’s employees and directors with respect to Firm securities:
•All persons entering into, amending or terminating a Rule 10b5-1 Plan must comply with the SEC requirements under Rule 10b5-1, including the requirement that, at the time the Plan is entered into, the person not be in possession of any material non-public information concerning the Firm, even if the information will have been publicly disseminated before trading under the Plan begins.
•The following persons must pre-clear entering into, amending or terminating a Rule 10b5-1 Plan with the General Counsel:
•any person designated by the Board of Directors of The Bank of New York Mellon Corporation as an “executive officer” subject to Section 16 of the Exchange Act (for purposes of this Policy, each an “Officer”),
•all other members of the Executive Committee of The Bank of New York Mellon Corporation, and
2

Policy on Rule 10b5-1 Plans
Policy Number: I-C-170
•all members of the Board of Directors of The Bank of New York Mellon Corporation (together, the “Covered Group”).
•A member of the Covered Group must provide the draft Plan or amendment to the Legal Department for review and approval at least two weeks prior to the planned date of execution or termination. Upon approval, the Legal Department will provide a copy of the Plan to the Securities Trading Compliance Team. A member of the Covered Group must also pre-clear entering into or amending a Rule 10b5-1 Plan on the date the Plan is executed and shall follow the ordinary course procedures for pre-clearing securities transactions in accordance with the Firm’s I-A-045: Personal Securities Trading Policy. Persons who are members of the Covered Group may enter into a Rule 10b5-1 Plan only during an open window period.
•All other employees who are not in the Covered Group must provide the draft Plan or amendment to the Securities Trading Conduct Team for review and approval at least two weeks prior to the planned date of execution and must also pre-clear entering into or amending a Rule 10b5-1 Plan with the Securities Trading Conduct Team on the date the Plan is executed. Employees who are classified as a PREG employee (as such term is defined in the Firm’s I-A-045: Personal Securities Trading Policy) may enter into a Rule 10b5-1 Plan only during an open window period.
•A member of the Covered Group seeking to terminate a Plan must provide notice to the Legal Department prior to the planned termination date and pre-clear terminating a Rule 10b5-1 Plan on the date of termination. All other employees seeking to terminate a Plan must provide notice to the Securities Trading Conduct Team prior to the planned termination date and pre-clear terminating a Rule 10b5-1 Plan on the date of termination.
•Pre-clearance or approval of a Plan does not constitute legal advice. Even if pre-clearance or approval is granted, the decision to enter into a Plan and the timing of the entry into such Plan is the responsibility of such employee or director in all circumstances.
•If a Rule 10b5-1 Plan is entered into in accordance with the terms of this Policy, each transaction executed under that Plan will be an exception to the Firm’s I-A-045: Personal Securities Trading Policy (that is, each transaction need not be pre-cleared and transactions may occur during a blackout period).
•An affiliated or internal broker-dealer cannot be used for a Rule 10b5-1 Plan; however, a broker that is not on the Approved Broker List maintained by the Securities Trading Conduct Team can be used for a Rule 10b5-1 Plan because the Plan, once notice is given and the Plan is approved, is non-discretionary and therefore exempt from the Firm’s approved broker requirement as discussed in I-A-045: Personal Securities Trading Policy.
•Reports on Form 4 or Form 144 required to be filed by executive officers and directors subject to Section 16 of the Exchange Act should check the box to indicate that the transactions are pursuant to a Rule 10b5-1 Plan that is “intended to satisfy the affirmative defense conditions” of Rule 10b5-1(c).
•Any employee or director entering into a Rule 10b5-1 Plan must at all times remain in compliance with the Firm’s stock ownership and retention guidelines applicable to such person, as described in The Bank of New York Mellon Corporation’s proxy statement (as the same may be amended from time to time), and the Firm may request evidence of ongoing compliance after taking into account transactions contemplated by the Plan (These ownership and retention guidelines generally apply to the Covered Group). A Plan (or an amendment thereto) will not be approved if it is determined that sales under the Plan could result in non-compliance with applicable share ownership guidelines. Further, because more shares are required to be held to meet the ownership guidelines at lower share prices, a Plan may be required to set minimum sale prices as a condition to approval.
•All Rule 10b5-1 Plans shall comply with the SEC’s “cooling-off” period requirements under Rule 10b5-1.
•A Rule 10b5-1 Plan modification that changes (i) the amount, (ii) the price or (iii) the timing (including the date) of the purchase or sale of the Firm’s securities is considered a termination of such Plan and the adoption of a new Plan by the SEC and must comply with the requirements for entering into new Plans, including the applicable “cooling-off” period.
•Factors that should be considered when amending, cancelling or terminating a Rule 10b5-1 Plan include the following:
3

Policy on Rule 10b5-1 Plans
Policy Number: I-C-170
•A person can terminate or amend a Rule 10b5-1 Plan at any time. If a person terminates or amends a Plan while in possession of material non-public information, however, the termination or amendment could call into question whether the Plan had been entered into in good faith and whether the person acted in good faith in respect of the Plan, which could affect the availability of the Rule 10b5-1 defense for prior transactions, or the availability of the Rule 10b5-1 defense for a subsequent Plan.
•Entering into or altering a corresponding or hedging transaction (for example, a transaction that reduces or eliminates the economic consequences of transactions under a Plan) with respect to securities subject to a Rule 10b5-1 Plan will result in the Rule 10b5-1 defense being unavailable for both the transaction made pursuant to the Rule 10b5-1 Plan and the hedging transaction.
•If the broker who has been executing trades under a Rule 10b5-1 Plan goes out of business, a person may transfer the Plan to a different broker if (i) the transfer is timed so that there is no cancellation of any transaction scheduled in the original plan and (ii) the new broker executes transactions in accordance with the terms of the original Plan in compliance with Rule 10b5-1(c).
•Transactions under a Rule 10b5-1 Plan can occur at any time (such as during a blackout period), subject to compliance with (i) the SEC rules regarding entering into the Plan while not in possession of material non-public information and (ii) other provisions of this Policy.
•The SEC requires quarterly disclosure by the Firm on Form 10-Q and Form 10-K regarding the adoption, termination and material terms (including the date of adoption or termination, duration and aggregate amount of securities to be sold or purchased) of a Rule 10b5-1 Plan or other pre-planned trading arrangement (including any plan not intended to comply with the affirmative defense requirements of Rule 10b5-1(c)(1)) by the Firm’s directors or Officers. The Firm may, at its discretion, issue a press release or file a Current Report on Form 8-K with respect to Rule 10b5-1 Plans for any person, including (but not limited to) the Chief Executive Officer or other Officers.
•The maximum term for transactions under a Rule 10b5-1 Plan is 24 months from the date the Plan is entered into.
5.Governance and Responsibilities
The following responsibilities apply to the specified roles across the Firm.
5.1.General Counsel
•Responsible for pre-clearing Plans (including amendments and terminations to Plans) entered into by members of the Covered Group.
5.2.Legal Department
•Responsible for reviewing draft Plans submitted by members of the Covered Group.
5.3.Compliance Department/Securities Trading Conduct Team
•Responsible for reviewing draft Plans submitted by any employee who is not a member of the Covered Group.
•Responsible for pre-clearing Plans (including amendments to and terminations of Plans) entered into by any employee who is not a member of the Covered Group.
5.4.All Employees and Directors
•Responsible for complying with SEC requirements under Rule 10b5-1 of the Exchange Act, including the assessment of materiality of any non-public information that such employee or director may possess and compliance with the good faith requirements under Rule 10b5-1.

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Policy on Rule 10b5-1 Plans
Policy Number: I-C-170
•Responsible for providing a copy of the draft Plan (or amendment to a Plan) to the Legal Department or Securities Trading Conduct Team, as applicable, for review and approval at least two weeks prior to the planned date of execution (which is the date that the Plan document is expected to be signed).
•Responsible for pre-clearing the Plan (including amendments thereto and any termination thereof) with the General Counsel or Securities Trading Conduct Team, as applicable, on the date the Plan is executed, amended or terminated, as applicable.
6.Adherence and Control
Any breach of the terms of this Policy or violation of Rule 10b5-1 may result in disciplinary action, up to and including immediate dismissal, and may result in civil and/or criminal liability. If an employee believes there is a violation of this Policy or related policies and procedures, the employee must immediately notify the Securities Trading Conduct Team. If a director believes there is a violation of this Policy or related policies and procedures, the director must immediately notify the General Counsel.
7.Appendices
7.1.Definitions

Term	Definition/Meaning of Term
Covered Group
•Any person designated by the Board of Directors of The Bank of New York Mellon Corporation as an “executive officer” subject to Section 16 of the Exchange Act,
•all other members of the Executive Committee of The Bank of New York Mellon Corporation, and
•all members of the Board of Directors of The Bank of New York Mellon Corporation.

Exchange Act	Securities Exchange Act of 1934.
Officer
For purposes of Rule 10b5-1, the SEC defines “officer” as “an issuer's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer's parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer.”

Rule 10b5-1 Plan or a Plan	A written plan that meets the requirements set forth in Rule 10b5-1 as described in this Policy.
SEC	Securities and Exchange Commission.
7.2.Document Governance
7.2.1.Periodic Review
This Level 3 Policy will have a mandatory periodic review of 24 months.
Note: If this Policy requires changes outside of the periodic review date AND the Policy is reviewed in its entirety at such time that the changes are incorporated, the periodic review date will be refreshed.
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Policy Number: I-C-180
Version 2.5

Section 16 Policy

1.Summary
In accordance with Section 4.1.1 of I-C-030: Legal Corporate Services Policy, this Policy is intended to facilitate compliance with legal requirements for the execution of transactions in Company securities held directly or indirectly by Section 16 Persons (as defined in Section 7.1 of this Policy) and members of the Executive Committee (as defined in Section 7.1 of this Policy). Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) regulates trading by executive officers, directors and principal shareholders1 in equity securities of The Bank of New York Mellon Corporation (as defined in Section 7.1 of this Policy as the “Company”) and derivative securities relating to the Company. As to such equity securities and derivatives, as defined by the Exchange Act and referred to in this Policy as “Company Equity Securities and Derivatives”, the law restricts certain kinds of trading, prohibits short-swing profits, and imposes reporting obligations to the Securities and Exchange Commission (the "SEC") on Section 16 Persons with respect to purchases and sales of such Company Equity Securities and Derivatives.
2.Purpose
In accordance with I-A-045: Personal Securities Trading Policy and the Directors' Code of Conduct, employees and Directors shall comply with laws, rules and regulations applicable to the Company, including those related to insider trading. In alignment with such policy and code, this Policy is designed to alert Section 16 Persons and other members of the Executive Committee to restrictions on trading in Company Equity Securities and Derivatives and the related reporting obligations for Section 16 Persons  in order to ensure that the Company and its Section 16 Persons comply with the requirements of Section 16.
3.Applicability/Scope
This Policy applies to Directors (as defined in Section 7.1 of this Policy), and those persons who have been designated by the Company’s Board of Directors as “executive officers” subject to Section 16 of the Exchange Act (collectively referenced as, the “Section 16 Persons,” as also defined in Section 7.1 of this Policy). All terms of this policy applicable to Section 16 Persons shall apply to all Company Equity and Derivatives that such person beneficially owns, as such term is defined under the Exchange Act, and shall apply to those persons or entities for which the Section 16 Person is attributed ownership. Portions of this Policy also apply to any person on the Executive Committee who is not a Section 16 Person.  The restrictions on Section 16 Persons and other members of the Executive Committee noted in this policy are in addition to, and not instead
1 “Principal shareholder” under Section 16 of the Exchange Act is defined as every person who is directly or indirectly a beneficial owner of more than 10 percent of any class of any equity security (other than an exempted security) which is registered pursuant to Section 12 of the Exchange Act.

Section 16 Policy
Policy Number: I-C-180
of, the other restrictions on insider trading including those set forth in the Company’s I-A-045: Personal Securities Trading Policy, as applicable.
4.Provisions of the Policy
4.1.Section 16 of the Exchange Act requires the Section 16 Persons, as well as any principal shareholders, to report their purchases and sales of Company Equity Securities and Derivatives to the SEC. It also prohibits certain transactions. Ordinarily, purchases and sales of Company Equity Securities and Derivatives must be reported electronically to the SEC within two business days of the trade date.
4.2.The Company’s Legal Department will notify employees when they become Section 16 Persons. The Legal Department will also coordinate with the Company's Securities Trading Conduct Team of newly designated Section 16 Persons.
4.3.Company Equity Securities and Derivatives owned by a member of a Section 16 Person’s immediate family sharing the same household are presumed to be beneficially owned by the Section 16 Person and must be reported. The definition of immediate family for purposes of Section 16 is very broad and includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling or in-laws, as well as adoptive relationships.
4.3.1.Since the definition of beneficial ownership goes beyond direct ownership, any relationship that confers (i) a financial benefit or (ii) the ability to vote or direct the sale of Company Equity Securities and Derivatives should be brought to the attention of the Company’s Legal Department.
4.3.2.Some limited exemptions to reporting apply, including interests in broad based indices or closed end funds that include Company Equity Securities and Derivatives. As the rules in this area are complex, Section 16 Persons must consult with the Company’s Legal Department before engaging in any direct or indirect transaction in Company Equity Securities and Derivatives.
4.4.Pre-Clearance of Transactions
4.4.1.Section 16 Persons and other members of the Executive Committee are required to pre-clear any transaction in Company Equity Securities and Derivatives by obtaining the approval of the General Counsel and the Chief Executive Officer of the Company. This includes transactions in an employee benefit plan for which transaction instructions are given by the Section 16 Person or Executive Committee member (e.g., orders for purchases or sales of Company stock in such person’s 401(k) plan account), as well as gifts or similar transactions.
4.4.2.Before preclearance is granted, the Legal Department will coordinate with the Company's Securities Trading Conduct Team to ensure all appropriate approvals have been obtained with respect to transactions for which such preclearance is required.
4.5.Trading Blackout Period
4.5.1.Section 16 Persons and other members of the Executive Committee are prohibited from trading in Company Equity Securities and Derivatives from 12:01 AM Eastern Standard Time, on the 31st day following the public announcement of the Company’s earnings for that quarter through the first trading day after the public announcement of the Company’s earnings for the subsequent quarter. For example, if earnings are released on Wednesday at 9:30 AM Eastern Standard Time, trading may not occur until Thursday at 9:30 AM Eastern Standard Time, at which time the trading window will open. The trading window will close at the end of the 30th day following earnings, including the date of earnings. This period of time during which Section 16 Persons and other members of the Executive Committee are prohibited from trading in Equity Securities and Derivatives is known as the Trading Blackout Period.
4.5.2.This restriction includes, without limitation exercises of Company options, payroll deduction or investment election changes that would impact future purchases in Company stock, transactions in an employee benefit plan for which transaction instructions are given by the Section 16 Person or Executive Committee member (e.g., orders for purchases or sales of Company stock in such person’s 401(k) plan account, as well as gifts, or similar transaction.

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Section 16 Policy
Policy Number: I-C-180
4.6.Short Swing Profits
4.6.1.Section 16 under the Exchange Act provides that any “short swing” profits on trading in Company Equity Securities and Derivatives by Section 16 Persons inure to the benefit of and are recoverable by the Company. Short swing profits are profits realized on any purchases and sales or sales and purchases of Company Equity Securities or Derivatives made within any period of less than six months. Derivatives include any contract or arrangement that depends upon the value of Company securities as the trigger for a payment or as the index for the amount of a payment under the contract, including puts and calls.
4.6.2.For example, if a Section 16 Person buys Company common stock on January 10 at $40 per share and sells them on May 10 at $50 per share, the Section 16 Person is liable for the $10 per share profit because the transactions took place within six months of each other. If a Section 16 Person sells Company common stock on June 1 for $50 per share and then buys on June 10 for $40 per share, the Section 16 Person is similarly liable for the $10 per share difference.
4.6.3.Under Section 16(b) of the Exchange Act, all sale and purchase transactions are matched, regardless of whether (a) the same shares were involved in both transactions, or (b) the Section 16 Persons were in possession of any material non-public information. (Trading on the basis of material non-public information is also prohibited, at all times). So long as certain criteria are met, the receipt of options or restricted stock or restricted stock units under the Company’s Long-Term Incentive Plan, the acquisition of shares under an option exercise, the purchase of shares through the Company's Employee Stock Purchase Plan, and the reinvestment of dividends under the Company’s Dividend Reinvestment Plan are not subject to Section 16(b); however, the sale of any such shares is subject to the six-month matching provision in Section 16(a) of the Exchange Act. To assist with compliance obligations, Section 16 Persons should advise the Legal Department before enrolling in any such program or other plan that involves the acquisition or disposition of Company Equity Securities or Derivatives.
4.6.4.In addition, any transaction made by a Section 16 Person following the termination of their Section 16 Person status continues to be subject to the Section 16 “short swing” profit rules if the transaction is executed within a period of less than six months of an opposite-way transaction in Company Equity Securities or Derivatives that occurred while that person was a Section 16 Person.
4.7.Short Sales Prohibited.
Short sales are sales of securities that the seller does not own at the time of the sale or borrows to consummate the sale (even if the seller already owns identical securities — as is the case when the shareholder goes “short against the box”). Section 16 Persons and other members of the Executive Committee cannot sell Company stock without owning it and must deliver any Company stock they have sold for settlement within 20 days of the sale. Such prohibition is consistent with the Company's I-A-045: Personal Securities Trading Policy prohibition on short sales.
4.8.Purchase of Company Securities on Margin is Prohibited
Section 16 Persons and other members of the Executive Committee may not purchase Company securities on margin in any account.
4.9.Hedging and Pledging of Company Securities
The use by Section 16 Persons and other members of the Executive Committee of hedges (designed to protect against downside market risk) or pledges (either in connection with hedging or as collateral) has the potential to expose the Company to risk. The primary purpose of a hedging transaction with respect to the Company’s securities is to protect from losses as a result of a decline in the market price of such securities.  A transaction in which the Company’s securities are pledged could permit a third party to conduct a forced sale of a large number of such securities under certain circumstances. A forced sale could negatively affect the price of the Company’s securities and could raise insider trading concerns.  Section 16 Persons and other members of the Executive Committee are prohibited from engaging in hedging transactions with respect to the Company’s securities and from pledging securities of the Company beneficially owned by them.

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Section 16 Policy
Policy Number: I-C-180
4.10.Puts, Calls and Other Options
Puts, calls and other options (other than options granted pursuant to employee benefit plans) carry a high risk of inadvertent securities law violations. For example, transactions in put and call options for the Company’s securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. In addition, certain put and call options involve speculative trading involving Company securities by Section 16 Persons, which is prohibited. Therefore, Section 16 Persons and other members of the Executive Committee may not buy or sell any puts, calls or other options involving Company securities.
4.11.Section 16 Reporting Obligations
4.11.1.Under Section 16(a) of the Exchange Act, Section 16 Persons have reporting obligations that apply to ownership of Company Equity Securities and Derivatives. Reportable transactions include gifts, grants of stock options, and other equity awards, repricing of options, exercises of stock options, netting of shares to pay taxes, and any kind of transfer of ownership. Transactions in employee benefit plans are also transfers of ownership for Section 16 purposes.
4.11.2.Section 16 Persons are required to file Forms 3, 4 and 5 with the SEC reporting ownership of, and transactions in, Company Equity Securities and Derivatives.
4.11.2.1.When a person becomes a Section 16 Person, he or she must file a Form 3 (report of initial ownership of shares of company securities) within 10 days of the event that caused the person to become a Section 16 Person (e.g., initial employment or promotion).
4.11.2.2.Most transactions in Company Equity Securities and Derivatives must be filed on Form 4 before the end of the second business day after the transaction is executed (the settlement date is not relevant for this filing). All transactions (including any change in the title of an account in which Company Equity Securities or Derivatives are held and transfers to or from trusts or other entities, including Grantor Retained Annuity Trusts) must be reported in advance to the Company’s Legal Department for potential inclusion in a Form 4 (or Form 5, as discussed below). Prior disclosure to the Company’s Legal Department is necessary to allow adequate time to comply with the reporting deadlines and is mandatory under this Policy.
4.11.2.3.There are limited situations where the date of execution (which starts the two-day reporting period) is not controlled by the Section 16 Person; such a circumstance may make prior notification impossible. The situations in which the Section 16 person may not select the date of the execution are (1) transactions under Rule 10b5-1 plans and (2) certain transactions in an employee benefit plan. In these instances, the Section 16 Person should advise the Company’s Legal Department before setting up such an arrangement (as preclearance may be required) and notification to the Company’s Legal Department must be made as soon as the Section 16 Person is notified of the execution. In certain of these circumstances the execution or trade date is deemed to be the date on which the relevant broker, dealer or plan administrator notifies the Section 16 Person of the execution (which cannot be more than three days after the actual trade date). For this reason, it is essential that Section 16 Persons make arrangements with the relevant persons to ensure prompt notification. The Company has adopted a separate policy relating to the adoption and administration of Rule 10b5-1 plans – please refer to corporate policy I-C-170: Policy on Rule 10b5-1 Plans for details.
4.11.2.4.In a few very limited instances, certain transactions may be reported at year-end on a Form 5 instead of a Form 4. The Company’s Legal Department will advise Section 16 Persons as to which transactions are eligible for delayed reporting on Form 5. A Form 5 must be filed with the SEC within 45 days after the end of the Company’s fiscal year.
4.11.2.5.Although it is the Section 16 Person’s responsibility to file the SEC forms, the Company’s Legal Department will assist Section 16 Persons and address any filing obligations of the Company. SEC rules require that the Company disclose, in its proxy statement, the names of any Section 16 Persons who fail to file a required Form 3, 4 or 5 in a timely manner.

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Section 16 Policy
Policy Number: I-C-180
5.Governance and Responsibilities
5.1.The Legal Department
•The Legal Department is responsible for this Policy and communicating its requirements to applicable Section 16 Persons.
5.2.Section 16 Persons and Members of the Executive Committee
•Section 16 Persons and members of the Executive Committee are subject to this Policy and/or to the requirements of Section 16 of the Exchange Act.
6.Adherence and Control
This Policy is owned by the Legal Department.
Exceptions to this Policy and its requirements must be approved by the General Counsel.
7.Appendices
7.1.Definitions

Term	Definition/Meaning of Term
Exchange Act	Securities Exchange Act of 1934
Company	The Bank of New York Mellon Corporation
Directors	Members of the Board of Directors of The Bank of New York Mellon Corporation
Executive Committee	The Company's leadership team, as appointed by its Board of Directors
Section 16 Persons	Directors and persons who have been designated by the Company’s Board of Directors as “executive officers” subject to Section 16 of the Exchange Act

7.2.Document Governance
7.2.1.Periodic Review
This Level 3 Policy will have a mandatory periodic review of 24 months by the Corporate Secretary
Note: If this Policy requires changes outside of the periodic review date AND the Policy is reviewed in its entirety at such time that the changes are incorporated, the periodic review date will be refreshed.

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